Exhibit 99.1

Thursday, January 20, 2011

6:00 a.m. Pacific

Market Leader® Acquires Mobile Software-as-a-Service Company kwkly

Innovative Lead Generation Tool Used By Leading Brokerage Companies Nationwide

KIRKLAND, WA (January 20, 2011) — Market Leader (NASDAQ: LEDR) (http://www.MarketLeader.com), an innovator in online marketing and technology solutions for real estate professionals, has acquired kwkly, a mobile software-as-a-service lead generation platform. The innovative kwkly service has grown rapidly over the past two years and is now being used by some of the real estate industry’s largest and most prominent brokerage companies to successfully engage today’s tech-savvy home buyers and sellers.

kwkly provides home buyers with real-time access to detailed property information straight from the Multiple Listing Service (MLS) to their mobile phone. At the same time, kwkly connects real estate professionals with buyers immediately, giving them both the property information along with agent contact information for follow-up.

“kwkly is the most exciting tech tool I’ve seen for the industry, because of the speed, simplicity and value it brings both agents and the consumer,” said John Thompson, Executive Vice President of Intero Real Estate.

Market Leader’s acquisition of kwkly expands the offerings that the company can make available through its comprehensive business and marketing platform for real estate professionals. Kwkly has grown rapidly and brings customers associated with some of the real estate industry’s largest and most successful real estate franchise brands, including RE/MAX, Long & Foster Real Estate, Inc., Baird & Warner, Century 21, Prudential, Intero Real Estate and more.

“kwkly is an innovative service that has become an important lead generation tool for some of the nation’s most prestigious brokerage companies,” said Ian Morris, CEO of Market Leader, Inc. “We look forward to introducing this leading edge mobility solution to an even broader audience while helping our customers to achieve even greater success.”

For more information about kwkly, please visit www.kwkly.com. For more information on Market Leader and its products, visit www.MarketLeader.com.

About Market Leader

Market Leader (NASDAQ: LEDR) provides real estate professionals with innovative marketing and technology solutions that enable them to grow and manage their business. Founded in 1999 by a second-generation real estate agent, Market Leader provides real estate agents, agent teams, and brokerage companies with subscription-based real estate marketing software and advertising products that enable them to generate a steady stream of prospects, as well as the tools and training they need to convert these prospects into clients.

With a long history of innovation, Market Leader pioneered online lead generation for real estate professionals a decade ago and today is the leading marketing partner to the real estate industry. The company also provides consumers with free access to the information and tools they need throughout the home buying and selling process, such as determining house values by address, and providing access to real estate listings, through its national consumer real estate sites. These websites enable Market Leader to provide its customers with access to millions of future home buyers and sellers while providing these consumers with free access to the information they seek throughout the home buying and selling process.

For more information on Market Leader visit www.MarketLeader.com.

LEDR: CORPORATE

Investor Contact:

Mark Lamb

Director of Investor Relations

Market Leader, Inc.

425-952-5801

markl@marketleader.com

Press Contact:

Matt Heinz

Heinz Marketing for Market Leader, Inc.

877-291-0006

matt@heinzmarketing.com